                                                                    Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
FalconStor Software, Inc.:

We consent to the  incorporation  by  reference  in the  registration  statement
(numbers  333-69834  and  33-83574)  filed on Form S-8, and in the  registration statement (number 333-69830) filed on Form S-3, of FalconStor Software,  Inc. of our report dated February 4, 2004,  relating to the consolidated  balance sheets of FalconStor Software,  Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations,  stockholders' equity and comprehensive  loss,  and cash  flows  for each of the  years in the  three-year period ended  December 31, 2003,  which report  appears in the December 31, 2003
Annual Report on Form 10-K of FalconStor Software, Inc.

Melville, New York

March 11, 2004